NSAR ITEM 77O
2001
VK High Yield Municipal  Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1           MA ST Hlth & Ed  Bear Stearns  2,000,000    1.18      4/09/01



Underwriters for #1
Bear, Stearns & Co. Inc.
Merrill Lynch & Co.
Morgan Stanley Dean Witter
Quick & Reilly, Inc.
State Street Capital Markets, LLC